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                                                                    Exhibit 11

                         FLEXTRONICS INTERNATIONAL LTD.

                   Computation of net income (loss) per share
                       (in thousands, except share data)

                                                             March 31,
                                                  ------------------------------
                                                   1994       1995        1996
Shares issued and outstanding                      6,779     11,404       12,536

Common Stock Equivalent
     Warrants and Stock Options                      951        699
                                                  ------     ------     --------
                                                   7,730     12,103       12,536
                                                  ------     ------     --------

Net income/(loss) before extraordinary gain       $1,735     $6,156     $(17,412)

Extraordinary gain                                $  416
                                                  ------     ------     --------
Net income/(loss) after extraordinary gain        $2,151     $6,156     $(17,412)
                                                  ------     ------     --------

Earnings per share:

Net income/(loss) before extraordinary gain       $ 0.23     $ 0.51     $  (1.39)

Extraordinary gain                                $ 0.05
                                                  ------     ------     --------
Net income/(loss) after extraordinary gain        $ 0.28     $ 0.51     $  (1.39)
                                                  ------     ------     --------

Note:
     Net income is computed using the weighted average number of Ordinary Share equivalents outstanding during the respective periods. Ordinary Share equivalents include Ordinary Shares issuable upon the exercise of stock options computed using the treasury stock method.

     The computations of the respective years give retroactive effect to the acquisition of nCHIP, Inc. which was accounted for under the pooling of interest method. Hence, the number of share equivalents and net income are restated as if the acquisition took place on April 1, 1993.